Sub Item 77C   VOTES


SHAREHOLDER VOTE

During the period ended May 31, 2009, the following action was taken by the shareholders of the Thirty-Eight Hundred Fund, LLC.

SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of the Thirty Eight Hundred Fund, LLC was held on February 10, 2009. At the February 10, 2009 meeting, the Funds sole shareholder voted in person and approved an investment advisory agreement between the Fund and Wells
Capital Management Incorporated, and to approve KPMG LLP as the Funds independent auditor. The results of the February 10, 2009 meeting are presented below:

1. Approval of an investment advisory agreement between the Fund and Wells Capital Management Incorporated.

                                % of the Outstanding
               Shares Voted   Shares of the Fund        % of Votes in Favor
               ------------   -----------------------   -------------------
Affirmative:             5            100.00%                 100.00%
Against:                 0              0.00%                   0.00%
Abstain:                 0              0.00%                   0.00%
                ----------             -----                  ------
Total:                   5            100.00%                 100.00%
                ----------             -----                  ------

2.   Approval of KPMG LLP as independent auditor to the Fund.

                                % of the Outstanding
               Shares Voted   Shares of the Fund        % of Votes in Favor
               ------------   -----------------------   -------------------
Affirmative:             5            100.00%                 100.00%
Against:                 0              0.00%                   0.00%
Abstain:                 0              0.00%                   0.00%
                ----------             -----                  ------
Total:                   5            100.00%                 100.00%
                ----------             -----                  ------